Exhibit 99.1

Jessica Hansen, Vice President of Communications
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200 | InvestorRelations@drhorton.com
July 28, 2015

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2015 THIRD QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND OF $0.0625 PER SHARE

Fiscal 2015 Third Quarter Highlights - as compared to the same period in the prior year

•	Net sales orders increased 25% in value to $3.0 billion and 22% in homes to 10,398

•	Homes closed increased 37% in value to $2.9 billion and 28% in homes to 9,856

•	Sales order backlog increased 15% in value to $3.7 billion and 12% in homes to 12,761

•	Pre-tax income increased 94% to $333.8 million

•	Pre-tax profit margin improved 330 basis points to 11.3%

•	Net income increased 96% to $221.4 million, or $0.60 per diluted share

•	Cash flow from operations for the nine months ended June 30, 2015 improved $762.3 million to $188.6 million
FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported that net income for its third fiscal quarter ended June 30, 2015 increased 96% to $221.4 million, or $0.60 per diluted share, from $113.1 million, or $0.32 per diluted share, in the same quarter of fiscal 2014. Homebuilding revenue for the third quarter of fiscal 2015 increased 37% to $2.9 billion from $2.1 billion in the same quarter of fiscal 2014. Homes closed in the quarter increased 28% to 9,856 homes, compared to 7,676 homes in the prior year quarter.

For the nine months ended June 30, 2015, net income increased 39% to $511.8 million, or $1.39 per diluted share, from $367.3 million, or $1.05 per diluted share, in the same period of fiscal 2014. Homebuilding revenue for the nine months ended June 30, 2015 increased 37% to $7.5 billion from $5.4 billion in the first nine months of fiscal 2014. Homes closed in the nine-month period increased 30% to 26,072, compared to 20,058 homes in the same period of fiscal 2014.

Net sales orders for the third quarter ended June 30, 2015 increased 22% to 10,398 homes and 25% in value to $3.0 billion, compared to 8,551 homes and $2.4 billion in the prior year quarter. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the third quarter of fiscal 2015 was 22%. Net sales orders for the first nine months of fiscal 2015 increased 28% to 28,903 homes from 22,574 homes in the first nine months of fiscal 2014 and the value of net sales orders increased 32% to $8.3 billion from $6.3 billion.

The Company’s sales order backlog of homes under contract at June 30, 2015 increased 12% to 12,761 homes and 15% in value to $3.7 billion, compared to 11,365 homes and $3.3 billion at June 30, 2014.

The Company ended the quarter with $766.7 million of homebuilding unrestricted cash and net homebuilding debt to total capital of 31.6%. Net homebuilding debt to total capital consists of homebuilding notes payable net of cash divided by total equity plus homebuilding notes payable net of cash.

The Company has declared a quarterly cash dividend of $0.0625 per common share. The dividend is payable on August 18, 2015 to stockholders of record on August 7, 2015.

Donald R. Horton, Chairman of the Board, said, “The D.R. Horton team delivered another strong quarter of profitability, highlighted by $333.8 million of pre-tax income, on $3.0 billion of revenues. Our pre-tax profit margin improved 330 basis points from the prior year quarter to 11.3%. In the third quarter the value of our net sales orders increased by 25%, our home sales revenue increased by 37%, and the value of our sales order backlog increased by 15%.

"This quarter we made significant progress toward our goal of producing sustainable positive cash flow from operations by generating $357.4 million of cash. For the nine months ended June, we generated $188.6 million of cash flow from operations, an improvement of $762.3 million from the same period in the prior year.

“Solid performance in our three core brands is enabling us to capitalize on market opportunities and continue to expand our industry-leading market share. We are well-positioned to finish our fiscal year strong and have an even stronger fiscal 2016 with 12,761 homes in backlog, a robust community count, finished lot supply and inventory of homes available for sale and our diversified D.R. Horton, Emerald Homes and Express Homes product offerings. We remain intently focused on growing our revenues and profits at a double-digit pace, while generating improved returns and continued positive cash flows."

The Company will host a conference call today (Tuesday, July 28th) at 10:00 a.m. Eastern time. The dial-in number is 877-407-8033, and the call will also be webcast from the Company's website at investor.drhorton.com.

D.R. Horton, Inc., America’s Builder, has been the largest homebuilder by volume in the United States for thirteen consecutive years. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 79 markets in 27 states across the United States and closed 34,684 homes in the twelve-month period ended June 30, 2015. The Company is engaged in the construction and sale of high-quality homes through its diverse brand portfolio that includes D.R. Horton, Express Homes and Emerald Homes with sales prices ranging from $100,000 to over $1,000,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that this quarter we made significant progress toward our goal of producing sustainable positive cash flow from operations, that solid performance in our three core brands is enabling us to capitalize on market opportunities and continue to expand our industry-leading market share and that we are well-positioned to finish our fiscal year strong and have an even stronger fiscal 2016 with 12,761 homes in backlog, a robust community count, finished lot supply and inventory of homes available for sale and our diversified D.R. Horton, Emerald Homes and Express Homes product offerings. The forward-looking statements also include that we remain intently focused on growing our revenues and profits at a double-digit pace, while generating improved returns and continued positive cash flows.

Factors that may cause the actual results to be materially different from the future results expressed by the forward looking statements include, but are not limited to: potential deterioration in homebuilding industry conditions or general economic conditions; the cyclical nature of the homebuilding industry and changes in economic, real estate and other conditions; constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; reductions in the availability of mortgage financing and the liquidity provided by government-sponsored enterprises, the effects of government programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates; the risks associated with our land and lot inventory; home warranty and construction defect claims; supply shortages and other risks of acquiring land, building materials and skilled labor; reductions in the availability of performance bonds; increases in the costs of owning a home; the impact of an inflationary, deflationary or higher interest rate environment; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulations on our financial services operations; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within the homebuilding and financial services industries; our ability to effect our growth strategies or acquisitions successfully; our ability to realize the full amount of our deferred income tax assets; the effects of the loss of key personnel; the effects of negative publicity; and information technology failures and data security breaches. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and our most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2015	September 30, 2014
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$766.7	$632.5
Restricted cash	11.7	10.0
Inventories:
Construction in progress and finished homes	3,815.3	3,541.3
Residential land and lots — developed and under development	4,010.8	3,800.0
Land held for development	235.4	332.8
Land held for sale	49.7	26.4
	8,111.2	7,700.5
Deferred income taxes, net of valuation allowance of $30.1 million and $31.1 million at June 30, 2015 and September 30, 2014, respectively	544.3	565.0
Property and equipment, net	199.3	190.8
Other assets	445.4	441.1
Goodwill	97.0	94.8
	10,175.6	9,634.7
Financial Services:
Cash and cash equivalents	38.9	29.3
Mortgage loans held for sale	568.4	476.9
Other assets	80.6	61.6
	687.9	567.8
Total assets	$10,863.5	$10,202.5
LIABILITIES
Homebuilding:
Accounts payable	$462.1	$480.3
Accrued expenses and other liabilities	909.2	875.0
Notes payable	3,373.1	3,323.6
	4,744.4	4,678.9
Financial Services:
Accounts payable and other liabilities	40.1	44.7
Mortgage repurchase facility	448.0	359.2
	488.1	403.9
Total liabilities	5,232.5	5,082.8
EQUITY
Common stock, $.01 par value, 1,000,000,000 shares authorized, 373,936,373 shares issued and 366,736,302 shares outstanding at June 30, 2015 and 371,786,765 shares issued and 364,586,694 shares outstanding at September 30, 2014	3.7	3.7
Additional paid-in capital	2,684.3	2,613.7
Retained earnings	3,073.7	2,630.5
Treasury stock, 7,200,071 shares at June 30, 2015 and September 30, 2014, at cost	(134.3)	(134.3)
Accumulated other comprehensive income	2.2	2.2
Total stockholders’ equity	5,629.6	5,115.8
Noncontrolling interests	1.4	3.9
Total equity	5,631.0	5,119.7
Total liabilities and equity	$10,863.5	$10,202.5

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$2,857.9	$2,090.3	$7,417.4	$5,401.1
Land/lot sales and other	18.5	12.6	50.6	34.0
	2,876.4	2,102.9	7,468.0	5,435.1
Cost of sales:
Home sales	2,288.9	1,658.0	5,948.8	4,227.5
Land/lot sales and other	16.1	10.7	44.1	27.5
Inventory and land option charges	15.4	56.8	34.0	63.9
	2,320.4	1,725.5	6,026.9	4,318.9
Gross profit:
Home sales	569.0	432.3	1,468.6	1,173.6
Land/lot sales and other	2.4	1.9	6.5	6.5
Inventory and land option charges	(15.4)	(56.8)	(34.0)	(63.9)
	556.0	377.4	1,441.1	1,116.2
Selling, general and administrative expense	257.8	221.9	738.2	593.2
Other (income)	(3.9)	(3.1)	(13.9)	(9.2)
Homebuilding pre-tax income	302.1	158.6	716.8	532.2
Financial Services:
Revenues	74.4	44.1	183.6	117.4
General and administrative expense	46.0	33.8	124.6	93.7
Interest and other (income)	(3.3)	(2.9)	(8.8)	(7.5)
Financial services pre-tax income	31.7	13.2	67.8	31.2
Income before income taxes	333.8	171.8	784.6	563.4
Income tax expense	112.4	58.7	272.8	196.1
Net income	$221.4	$113.1	$511.8	$367.3
Basic:
Net income per share	$0.60	$0.32	$1.40	$1.10
Weighted average number of common shares	366.8	349.7	365.9	332.4
Diluted:
Net income per share	$0.60	$0.32	$1.39	$1.05
Numerator for diluted income per share after assumed conversions	$221.4	$115.9	$511.8	$383.8
Adjusted weighted average number of common shares	370.3	367.8	369.3	366.2
Other Consolidated Financial Data:
Interest charged to cost of sales	$42.7	$34.2	$111.9	$86.5
Depreciation and amortization	$14.3	$9.9	$39.7	$26.6
Interest incurred	$43.2	$45.1	$126.2	$144.0

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended June 30,
	2015	2014
	(In millions)
OPERATING ACTIVITIES
Net income	$511.8	$367.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	39.7	26.6
Amortization of discounts and fees	4.1	25.4
Stock based compensation expense	31.7	17.6
Excess income tax benefit from employee stock awards	(7.3)	(1.6)
Deferred income taxes	20.7	3.8
Inventory and land option charges	34.0	63.9
Changes in operating assets and liabilities:
Increase in construction in progress and finished homes	(252.1)	(759.4)
Increase in residential land and lots – developed, under development, held for development and held for sale	(120.7)	(327.8)
(Increase) decrease in other assets	(3.2)	36.2
Increase in mortgage loans held for sale	(91.5)	(24.1)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	21.4	(1.6)
Net cash provided by (used in) operating activities	188.6	(573.7)
INVESTING ACTIVITIES
Purchases of property and equipment	(43.3)	(49.9)
(Increase) decrease in restricted cash	(1.7)	57.7
Net principal increase of other mortgage loans and real estate owned	(6.3)	(2.8)
Purchases of debt securities collateralized by residential real estate	(14.8)	—
Payments related to acquisition of a business	(68.7)	(222.7)
Net cash used in investing activities	(134.8)	(217.7)
FINANCING ACTIVITIES
Proceeds from notes payable	1,560.8	686.3
Repayment of notes payable	(1,433.5)	(273.9)
Proceeds from stock associated with certain employee benefit plans	24.0	43.1
Excess income tax benefit from employee stock awards	7.3	1.6
Cash dividends paid	(68.6)	(25.8)
Net cash provided by financing activities	90.0	431.3
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	143.8	(360.1)
Cash and cash equivalents at beginning of period	661.8	977.4
Cash and cash equivalents at end of period	$805.6	$617.3

D.R. HORTON, INC.
($’s in millions)

NET SALES ORDERS
	Three Months Ended June 30,				Nine Months Ended June 30,
	2015		2014		2015		2014
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	1,251	$339.8	1,051	$291.2	3,702	$994.6	2,783	$773.2
Midwest	431	162.1	411	150.7	1,342	503.3	1,058	389.1
Southeast	3,392	894.7	2,508	636.6	8,835	2,298.9	6,487	1,638.0
South Central	3,208	793.7	2,777	613.8	9,386	2,266.5	7,513	1,654.4
Southwest	480	105.5	334	74.1	1,237	274.3	1,007	219.5
West	1,636	713.6	1,470	639.3	4,401	1,946.8	3,726	1,624.6
	10,398	$3,009.4	8,551	$2,405.7	28,903	$8,284.4	22,574	$6,298.8

HOMES CLOSED
	Three Months Ended June 30,				Nine Months Ended June 30,
	2015		2014		2015		2014
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	1,335	$364.8	911	$244.6	3,441	$941.4	2,416	$637.9
Midwest	557	205.4	376	132.7	1,324	480.1	958	338.4
Southeast	2,969	775.3	2,363	584.4	7,867	2,035.8	6,100	1,496.5
South Central	2,932	705.5	2,443	528.2	8,196	1,898.0	6,397	1,370.7
Southwest	442	96.7	352	74.1	1,085	243.0	996	207.8
West	1,621	710.2	1,231	526.3	4,159	1,819.1	3,191	1,349.8
	9,856	$2,857.9	7,676	$2,090.3	26,072	$7,417.4	20,058	$5,401.1

SALES ORDER BACKLOG
	As of June 30,
	2015		2014
	Homes	Value	Homes	Value
East	1,712	$469.9	1,488	$425.9
Midwest	545	214.5	556	210.1
Southeast	3,869	1,053.7	3,502	925.8
South Central	4,548	1,160.2	3,813	879.6
Southwest	577	127.4	486	107.7
West	1,510	718.8	1,520	703.5
	12,761	$3,744.5	11,365	$3,252.6